Exhibit 3.1

EXECUTION VERSION

CERTIFICATE OF DESIGNATIONS

OF

PREFERRED STOCK, SERIES C

OF

HARVEST NATURAL RESOURCES, INC.

Pursuant to Section 151(g) of the

General Corporation Law

of the State of Delaware

Harvest Natural Resources, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify that pursuant to the authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company and in accordance with the provisions of Sections 103, 141 and 151(g) of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The board of directors of the Company (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the Certificate of Incorporation and the Bylaws of the Company and applicable law, adopted the following resolution on June 15, 2015, creating a series of Preferred Stock of the Company designated as “Series C Preferred Stock.”

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation and the Bylaws of the Company and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the “Series C Preferred Stock” (the “Series C Preferred Stock”). The number of shares constituting such series shall be 69.75. The Series C Preferred Stock shall have a par value of $0.01 per share. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

Section 2. Ranking. The Series C Preferred Stock will, with respect to dividend rights (if any) and rights on liquidation, winding-up and dissolution, rank (i) on a parity with each class or series of equity securities of the Company the terms of which do not expressly provide that such class or series will rank senior or junior to the Series C Preferred Stock as to dividend rights (if any) and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Parity Securities”), and (ii) senior to the Company’s common stock, par value $0.01 per share (the “Common Stock”) and each other class or series of capital stock outstanding or established after the Effective Date by the Company the terms of which expressly provide that it ranks junior to the Series C Preferred Stock as to dividend rights (if any) and/or as to rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Junior Securities”). The Company has the right to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders.

Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Board of Directors” means the board of directors of the Company.

(c) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in the State of New York are generally required or authorized by law to be closed.

(d) “Bylaws” means the Restated Bylaws of the Company, as may be amended from time to time.

(e) “Certificate of Designations” means this Certificate of Designations of Preferred Stock, Series C, of Harvest Natural Resources, Inc., dated June 18, 2015.

(f) “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time.

(g) “Common Stock” has the meaning set forth in Section 2.

(h) “Company” means Harvest Natural Resources, Inc., a Delaware corporation.

(i) “Convertible Note” means the 9.0% Convertible Senior Secured Promissory Note of the Company due 2020 issued pursuant to that certain Securities Purchase Agreement, dated as of June 18, 2015, by and between the Company, the Subsidiary Guarantors thereto and CT Energy Holding SRL.

(j) “Converting Holder” has the meaning set forth in Section 7(b).

(k) “Effective Date” means the date on which shares of the Series C Preferred Stock are first issued.

(l) “Holder” means the Person in whose name the shares of the Series C Preferred Stock are registered, which may be treated by the Company as the absolute owner of the shares of Series C Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

(m) “Junior Securities” has the meaning set forth in Section 2.

(n) “Liquidation Preference” means, as to the Series C Preferred Stock, $1.00 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series C Preferred Stock).

(o) “Parity Securities” has the meaning set forth in Section 2.

(p) “Per-Share Vote” has the meaning set forth in Section 9(b).

(q) “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(r) “Preferred Stock” means any and all series of preferred stock of the Company, including the Series C Preferred Stock.

(s) “Reorganization Event” has the meaning set forth in Section 8(a).

(t) “Reorganized Entity” has the meaning set forth in Section 8(a).

(u) “Rollover Preferred” has the meaning set forth in Section 8(a).

(v) “Series C Preferred Stock” has the meaning set forth in Section 1.

(w) “Stockholder Approval” means the approval of the following proposals by the requisite vote of the stockholders of the Company required under the rules and regulations of the New York Stock Exchange: (1) a proposal to approve the issuance of Common Stock in an amount sufficient to satisfy in full the conversion of the full amount of the Convertible Note and the exercise of the full amount of the warrant to acquire Common Stock issued by the Company on the Effective Date, for purposes of Section 312.03 of the NYSE Listed Company Manual; (2) a proposal to amend the certificate of incorporation of the Company to increase the number of authorized shares of Common Stock by an amount to be determined by the board of directors of the Company, which amount shall be sufficient to satisfy in full the (i) the conversion rights under the Convertible Note and (iii) the exercise rights under the warrant described in clause (1); and (3) a proposal to allow, for a period of five years following the Effective Date, the initial Holder of the Series C Preferred Stock (or its designated affiliate) to exercise certain preemptive rights pursuant to that certain Securities Purchase Agreement, dated as of June 18, 2015, by and between the Company, the Subsidiary Guarantors thereto and CT Energy Holding SRL.

Section 4. Dividends. Holders shall not be entitled to receive from the Company, and the Company shall not be obligated to pay to Holders, any dividends, whether cash or stock, in respect of the Series C Preferred Stock.

Section 5. Liquidation. (a) In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount equal to the Liquidation Preference per share of Series C Preferred Stock, out of assets legally available for distribution to the Company’s stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities.

(b) In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series C Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute its liquidation, dissolution or winding-up.

Section 6. Maturity. The Series C Preferred Stock shall be perpetual unless redeemed in accordance with this Certificate of Designations.

Section 7. Redemptions.

(a) The shares of Series C Preferred Stock are not redeemable except as set forth in this Section 7.

(b) Upon the conversion of all or a portion of a Holder’s Convertible Note and delivery to the Holder of Common Stock issuable upon such conversion pursuant to the terms of the Convertible Note (such Holder, a “Converting Holder”), the Company shall redeem, out of funds legally available therefor, a number of shares of Series C Preferred Stock owned by the Converting Holder equal to (x) the aggregate principal amount of the portion of the Convertible Note so converted into Common Stock divided by (y) the aggregate principal amount of the Convertible Note outstanding and held by the Converting Holder immediately prior to such conversion multiplied by (z) the number of shares of Series C Preferred Stock outstanding and held by the Converting Noteholder immediately prior to such redemption, rounded down to the nearest whole number, upon notice given pursuant to this Section 7(b), at a redemption price equal to 100% of the Liquidation Preference of each such share. The redemption price for any shares of Series C Preferred Stock so redeemed shall be payable on the redemption date to the Converting Holder against surrender of the certificate(s) evidencing such shares to the Company or its agent. Notice of every redemption of shares of Series C Preferred Stock shall be given to the Converting Holder (i) by first class mail, postage prepaid, addressed to the Converting Holder at such Holder’s last address appearing on the books of the Company, such mailing to be made least 5 days and not more than 15 days before the date fixed for redemption, or (ii) simultaneously with the issuance and delivery of Common Stock (or evidence thereof) to the Converting Holder pursuant to the terms of the Convertible Note (in which case there shall not be any time elapsed between the date of issuance and delivery of Common Stock and the redemption date). Any notice mailed or delivered as provided in this Section 7(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock. Each notice of redemption given to a Converting Holder shall state: (1) the redemption date; (2) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such Converting Holder are to be redeemed, the number of such shares to be redeemed from such Converting Holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the Converting Holder.

If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Company, in trust for the benefit of the Converting Holders of the shares called for redemption, with the paying agent for the redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares (including all rights to vote such shares) shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such paying agent, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Company, after which time the holders of the shares so called for redemption shall look only to the Company for payment of the redemption price of such shares.

(c) Except as set forth in Section 7(b), the Series C Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series C Preferred Stock will have no right to require redemption of any shares of Series C Preferred Stock.

Section 8. Reorganization Events. (a) In the event that there occurs:

(i) any consolidation, merger or other similar business combination of the Company with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 8(a), a “Reorganization Event”); then, each share of such Holder’s Series C Preferred Stock outstanding immediately prior to such Reorganization Event shall be converted, without any further action by the Holder into a share of preferred stock in the surviving entity or acquiror of all or substantially all of the Company’s assets (or, in the event that the surviving entity will be wholly owned by a publicly traded parent entity, a share or preferred stock of such parent entity) (such preferred stock, the “Rollover Preferred” and the entity issuing the Rollover Preferred, the “Reorganized Entity”). Each share of Rollover Preferred shall contain provisions substantially equivalent to the provisions set forth in this Certificate of Designation, including the same powers, preferences, rights to dividends, relative participating or other special rights and limitations, qualifications and restrictions thereon, as the Series C Preferred Stock had immediately prior to the consummation of such Reorganization Event, except that such share of Rollover Preferred shall be entitled to a number of votes on all matters submitted to a vote of the equityholders of the Reorganized Entity (including any action by written consent) equal to the Per-Share Vote (as defined below).

(b) The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series C Preferred Stock into Rollover Preferred in a manner that is consistent with and gives effect to this Section 8.

Section 9. Voting Rights. (a) The holders of shares of Series C Preferred Stock shall not have any voting rights, except (i) voting rights, if any, required by law and (ii) voting rights described in this Section 9:

(b) Each share Series C Preferred Stock shall entitle the Holder thereof to votes on all matters submitted to a vote of the stockholders of the Corporation (including any action by written consent) on an “as converted” basis, which shall be equal to (x) (i) $100,000 plus (ii) (A) the aggregate amount of accrued but unpaid interest on the Holder’s Convertible Note divided by (B) the number of shares of Series C Preferred Stock owned by such Holder divided by (y) the Conversion Price as of such time, rounded down to the nearest whole number (the “Per-Share Vote”). In the event the Corporation shall at any time after the Effective Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the Per-Share Vote to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. Notwithstanding anything to the contrary in this Section 9(b), prior to the date when Stockholder Approval has been obtained, the Per-Share Vote shall not exceed (w) 100,000 divided by (z) 0.82.

(c) Except as otherwise set forth herein or as required by law, the holders of shares of Series C Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation (including any action by written consent).

(d) So long as any shares of Series C Preferred Stock are outstanding, the vote or consent of the Holders of two-thirds of the shares of Series C Preferred Stock at the time outstanding voting as a single class with all other classes and series of Parity Securities having similar voting rights then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or the Bylaws that would alter or change the rights, preferences or privileges of the Series C Preferred Stock so as to affect them adversely; or

(iii) the consummation of a binding share exchange or reclassification involving the Series C Preferred Stock or a merger or consolidation of the Company with another entity, except that Holders will have no right to vote under this provision or under Delaware law if the Company shall have complied with Section 8 with respect to such transaction;

provided, that any increase in the amount of the authorized Preferred Stock or any securities convertible into Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of Preferred Stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding-up will not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Series C Preferred Stock and, notwithstanding any provision of Delaware law, Holders will have no right to vote solely by reason of such an increase, creation or issuance.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of Preferred Stock with like voting rights (including the Series C Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of Preferred Stock.

Section 10. Restrictions on Transfer. No share of Series C Preferred Stock shall be transferred, in whole or in part; provided, that if a Holder shall transfer any or all of such Holder’s Convertible Note, then such Holder’s Series C Preferred Stock shall be transferred, without any action of such Holder and for no consideration, to the transferee(s) of the Convertible Note on a pro rata basis (allocated based on the proportion of such Holder’s Convertible Note to be acquired), rounding down to the nearest whole number.

Section 11. Replacement Certificates. The Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.

Section 12. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 1177 Enclave Parkway, Suite 300, Houston, Texas, Attention: Chief Financial Officer, with a copy to the Company’s legal department at 1177 Enclave Parkway, Suite 300, Houston, Texas, Attention: General Counsel, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series C Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series C Preferred Stock in a name other than that in which the shares of Series C Preferred Stock are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(c) No share of Series C Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(d) The shares of Series C Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

RESOLVED, that all actions taken by the officers and directors of the Company or any of them in connection with the foregoing resolutions through the date hereof be, and they hereby are, ratified and approved.

IN WITNESS WHEREOF, Harvest Natural Resources, Inc. has caused this Certificate of Designations to be signed by Keith L. Head, its Vice President and General Counsel, and its Corporate Seal to be hereunder affixed this 17 day of June, 2015.

Harvest Natural Resources, Inc.

By:	/s/ Keith L. Head
Keith L. Head
Vice President and General Counsel